EXHIBIT 99.1

                                  PRESS RELEASE

           Penn Octane Corporation Announces Fiscal Year 2004 Results

                Company Reports Net Income of 12 Cents Per Share


PALM DESERT, Calif.--Nov. 1, 2004--Penn Octane Corporation (NASDAQ: POCC), the leading supplier of LPG to Northeast Mexico, announced today financial results for its fiscal year ended July 31, 2004. The Company reported fiscal 2004 net income of $1.8 million or $0.12 per diluted share versus net income for the fiscal year ended July 31, 2003 of $2.0 million, or $0.13 per diluted share. Included in net income for the fiscal year ended July 31, 2004 were non-recurring expenses associated with the spin-off of Rio Vista Energy Partners L.P. ("Rio Vista") of approximately $932,000 (approximately $800,000 of non-recurring expenses associated with the spin-off were included in net income during the fiscal year ended July 31, 2003) and the loss on the sale of assets and asset impairment charges totaling $846,000. Proforma net income for the fiscal year ended July 31, 2004 adjusted for these non-recurring charges was $3.6 million or $0.23 per share.

Revenues for the fiscal year ended July 31, 2004 were $177.7 million compared with $162.5 million for the fiscal year ended July 31, 2003. The increase in revenues during the fiscal year ended July 31, 2004 was primarily due to increases in average sales prices of LPG and new revenues generated from the Company's Fuel Sales business that commenced operations in June 2004.

The Company sold and delivered approximately 197.9 million gallons of LPG to PMI for the fiscal year ended July 31, 2004 versus 211.1 million gallons for the same period one year earlier. The Company also sold and delivered approximately
49.6 million gallons during the fiscal year ended July 31, 2004 in connection with the reduction of inventory balances, compared with 56.4 million gallons during the fiscal year ended July 31, 2003.

The Company expects to file its Annual Report on Form 10-K by November 15, 2004 upon the completion of the independent audit.

J.B. Richter, Penn Octane's CEO, stated "We are excited about our current business prospects based on the recent completion of the spin-off of Rio Vista on September 30, 2004, the successful commencement of the Fuel Sales business and the success our LPG sales to Rio Vista."

About Penn Octane Corp.

Penn Octane historically has been a leading supplier of Liquefied Petroleum Gas
(LPG) to Northeastern Mexico until the recent transfer of its physical assets to Rio Vista Energy Partners L.P. (Rio Vista). Penn Octane continues to lease a 132-mile, six-inch pipeline which connects


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from a pipeline in Kleberg County, Texas, to a terminal facility in Brownsville,
Texas. The Brownsville terminal facility was recently transferred to Rio Vista. Penn Octane supplies to Rio Vista all LPG which Rio Vista supplies to Northeastern Mexico. Penn Octane also utilizes a 12-inch propane pipeline which connects certain gas plants in Corpus Christi, Texas, to its pipeline in Kleberg County. The Company's network is further enhanced by the 155 miles of pipeline it has rights to use to transport LPG to and from its storage facility of 500,000 barrels in Markham, Texas, that enhances the company's ability to deliver LPG to Rio Vista for potential further distribution to Northeastern Mexico. The Company has recently begun operations of its gasoline and diesel fuel reseller business. By allocating portions of certain pipeline and terminal space located in California, Arizona, Nevada and Texas to the Company, the Company is able to sell gasoline and diesel fuel at rack loading terminals and through bulk and transactional exchanges.

Forward-Looking Statements

Certain of these statements in this news release are forward-looking statements, including statements related to the Spin-Off, the LPG business and the gasoline and diesel fuel reseller business. Although these statements reflect the company's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include lower than expected demand for the company's products and the ability of the company to continue to receive allocation of pipeline and terminal space. In addition, there is a risk that the company may not be able to obtain adequate financing to finance the purchase of its products or obtain the required permits. If the company is not able to obtain adequate financing or to continue to generate sales of its products at profitable levels, the company would suffer material adverse consequences to its LPG and/or reseller business which would adversely impact the company's financial condition and results of operations. Additional information regarding risks affecting our business may be found in our most recent reports on Form 10-Q and Form 10-K and the Rio Vista Form 10 filed with the Securities and Exchange Commission.


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Contact:
     Penn Octane Corp.
     Richard Shore or Ian Bothwell, 760-772-9080 or CEOcast, Inc. for Penn Octane
     Ed Lewis, 212-732-4300

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